EXHIBIT 3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and any amendments to it with respect to the Common Stock, of Countrywide Financial Corp., and further agree that this Joint Filing Agreement be included as an Exhibit to those joint filings.

Dated: August 6, 2007

SRM GLOBAL MASTER FUND LIMITED PARTNERSHIP
By:	SRM Global Fund General
Partner Limited,
its General Partner
By:	/s/ Philip Price
Name:	Philip Price
Title:	Authorized Signatory
SRM GLOBAL FUND GENERAL PARTNER LIMITED
By:	/s/ Philip Price
Name:	Philip Price
Title:	Authorized Signatory
SRM FUND MANAGEMENT (CAYMAN) LIMITED
By:	/s/ Philip Price
Name:	Philip Price
Title:	Director
JONATHAN WOOD
By:	/s/ Jonathan Wood
Name:	Jonathan Wood